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                                                                    EXHIBIT 10.2

                   SECONDARY MARKETING AND SERVICES AGREEMENT

     This Secondary Marketing and Services Agreement ("Agreement") is made as of April 19th, 2006 (the "Effective Date") by and between ebank Mortgage, LLC, a Georgia limited liability company ("EBM") that is a subsidiary of ebank, a federally chartered thrift, and Sunshine Mortgage Corporation, a Georgia corporation ("SMC").

     WHEREAS, EBM is in the business of originating loans secured by residential real estate ("Loans") for resale in the secondary market;

     WHEREAS, SMC is engaged in the business of originating mortgages, warehousing mortgages pending sale and in performing related mortgage services and desires to assist EBM;

     WHEREAS, EBM wishes to retain the services of SMC to perform various services related to the origination of mortgage loans (the "Operations Services") and to assist EBM in the sale of its mortgage loans in the secondary market (the "Secondary Marketing Services");

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties, intending to be legally bound, agree as follows:

     1.   Summary of Services

          a. SMC's secondary marketing will make pricing available to the internet via pre-approved spreads to EBM. It will lock loans to various pre-approved investors such as Wells Fargo, Chase, Bear Stearns, Wachovia, HSBC, Thornberg, etc.

          b. SMC's warehouse department will manage the flow of documents from the closing back to EBM, then to the warehouse lender. The SMC shipping department will oversee the subsequent funding by the warehouse lender to the investor. SMC will also provide EBM with a loan by loan accounting of the gain/loss on each loan as well as a summary of activity. SMC will also arrange for the temporary servicing of each loan with Dovenmuehle Mortgage, Inc. ("DMI") under a servicing agreement between DMI and EBM.

          c. EBM will utilize the service of SMC's Document Control and Audit departments. The Document Control department will track the final Recorded Documents and Title Policy and their delivery to the investor. The Quality Control Department will perform those post closing quality control audit functions required by Fannie Mae and Freddie Mac that promote the soundness and safety of the loans that EBM originates.


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          d.   EBM will pay SMC a fee for each closed loan, which shall
               initially be $450 per loan, as determined through arms-length negotiations and based on market rates for such services.

     2.   Operations Services

          SMC will perform the following Operations Services consistent with EBM's policies and directions:

          a. SMC will provide EBM an on-line pricing and product software system ("Mortgage Lock System"), via SMC's loan origination system ("Empower"), and an interest rate lock desk ("Lock Desk") which will accept, decline, hedge, sell and otherwise monitor forward loan locks on behalf of EBM, consistent with EBM's policies and directions and its systems of internal controls and such systems will be integrated with EBM's systems and controls. All duties required to "ship" loans to investors consistent with the terms of agreements between EBM and investors.

          b. SMC, via Empower, will provide real time accounting of EBM's pipeline and hedge position and will inform EBM of pending rate lock expirations.

          c. Perform due diligence reviews of closed loan packages and work with the closing agent to promptly correct any errors.

          d. SMC shall make its loan origination system (Empower) available to EBM for use by EBM employees.

          e. EBM's records in Empower shall not be available to any SMC employee except those employees and records required to perform the services specified in this agreement, and only for purposes of providing services to EBM hereunder.

          f. SMC will perform "Quality Control" services on behalf of EBM as outlined in Exhibit B.

          g. SMC will deliver the Quality Control report described in Exhibit B to EBM, with a copy to ebank.

          h. SMC will collect Home Mortgage Disclosure Act ("HMDA") data on each loan entered into Empower and provide a monthly report to EBM and ebank consistent with the requirements of applicable regulatory authorities.

          i. SMC will coordinate the correction of loan file deficiencies so that Loans are saleable in the secondary market.

          j. SMC will track the receipt of each title policy and deed on each loan.

     3.   Secondary Marketing Services.

          SMC shall perform the following Secondary Marketing Services on behalf of EBM.

          a. All duties required to "ship" loans to investors consistent with the terms of agreements between EBM and investors.


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          b.   SMC will assist in the development of products and investor relationships for EBM.

          c. All duties required of EBM to "warehouse" loans prior to the sale in the secondary market consistent with EBM's agreements with its lenders.

          d. SMC will assist EBM in executing loan sales on EBM's behalf and according to EBM's policies.

          e. On each business day, SMC will provide EBM with a written report of mortgage loan commitments entered into on each day, including the following information on each loan:

                    -    mortgage loan amount;

                    -    interest rate;

                    -    type of proposed mortgage loan;

                    -    mortgage investor;

                    -    commitment expiration date, if applicable; and

                    -    any other relevant information.

          f. SMC will provide a reconciliation of each Loan Sale to ensure that funds are accounted for properly and will provide a loan by loan and a consolidated report of sold loans to EBM daily.

          g. SMC will track the receipt of each title policy and deed on each loan and deliver the same to the investor to which the loan was sold.

          h. SMC will propose investor incentives deals for EBM's consideration.

     4.   Services Generally

          In providing services to EBM, SMC shall use the same care and skill as it uses in providing such services for SMC's own account. SMC will, during the Term of this Agreement, devote so much of its working time to the benefit of EBM as is commercially reasonable to fulfill its duties hereunder and to accomplish the intended purposes of this Agreement.

     5.   Duties of EBM

          During the Term of this Agreement, EBM will perform the following duties:

          a. EBM will promptly inform SMC of any communication received from mortgage investors, regulatory agencies, or other relevant organizations that adversely affects SMC's or EBM's ability to perform their respective duties hereunder or which adversely affects EBM's or ebank's business, financial condition, results of operations or compliance with laws or regulations or agreements with third parties referred to herein, including, without limitation, borrowers and lenders.

          b. EBM will determine and provide to SMC the interest rate lock, extension and renegotiation policies by which SMC's Lock Desk will abide in the management of EBM's mortgage loan pipeline.

          c. EBM will provide SMC a written report which details all of EBM's mortgage investor relationships and contracts; and provide to SMC in writing any additional or subsequent investor relationships or contracts.


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          d.   EBM will execute and grant to SMC a Limited Power of Attorney to perform certain of the services that SMC provides hereunder as contemplated in this agreement.

          e. EBM will provide SMC with EBM's Secondary Marketing and Procedures and Policy, attached hereto as Exhibit A and as the same may be changed by EBM from time to time and in effect, the terms of which shall be followed by SMC.

          f. EBM will notify SMC of any changes in its Secondary Marketing Procedures and Policy prior to implementation.

     6. Service Standards of SMC. The service standards for SMC are set forth in Exhibit B hereto.

     7. Compensation.The parties have agreed, after a review of comparable market costs and through arms-length negotiations, that EBM shall compensate SMC in the amount of $450 for each closed loan. EBM shall pay SMC by the 30th of each month on loans closed the prior month.

     8. Term and Termination. This Agreement shall commence on the Effective Date and shall continue for a term ("Term") of twelve (12) months. This Agreement shall automatically renew for subsequent twelve month periods unless and until one party gives notice to the other sixty
          (60) days before the end of the Term of its election to terminate this agreement. Notwithstanding the foregoing, either party may terminate this Agreement with ninety (90) days written notice to the other party. In any event, upon request of the Office of Thrift Supervision ("OTS") or ebank, this Agreement may be terminated immediately upon reasonable notice and without penalty to EBM should ebank become a "troubled" institution or is otherwise required by the OTS to terminate the Agreement, or upon receipt of notice of a change in control of SMC. In the event of termination or non-renewal, the parties shall cooperate to provide for an orderly transition or winding down of the services provided by SMC and to transfer all documents, records, and information to SMC's successor or as directed by EBM.

     9.   Representations and Warranties of EBM.

          a. EBM is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Georgia and is duly qualified to transact business is or will be in compliance with the laws of each jurisdiction in which EBM does business, except where such qualification is not required or where the failure to be so qualified or remain in good standing would not have a material adverse effect on the enforceability, collectability, value or marketability of any Mortgage Loan or on the financial condition, results of operations or business ("Material Adverse Effect") of EBM or EBM's ability to perform its obligations hereunder.


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          b.   EBM has or will have the full power and authority to execute, deliver and perform its obligations under this Agreement and to enter into and consummate all transactions contemplated by this Agreement, pending regulatory approval, and has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery by SMC, this Agreement constitutes a legal, valid and binding obligation of EBM, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvence, reorganization or other similar laws affecting the enforcement of creditor's rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or law (the "Bankruptcy and Equity Exception").

          c. The transaction contemplated by this Agreement and the performance of its obligations hereunder are in the ordinary course of EBM's business and have been duly authorized by all necessary corporate action.

          d. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of EBM's Articles of Organization or Operating Agreement or any indenture, agreement or instrument to which EBM is now a party or by which it is bound, or constitute a default (whether with notice, lapse of time or both) or result in an acceleration under any of the foregoing, or result in the violation of any law to which EBM or its property is subject.

          e. EBM can perform each and every covenant and agreement of EBM contained in this Agreement, and based upon its reasonable inquiry and diligent investigation, EBM does not believe, nor does it have notice, knowledge or any reason or cause to believe, that it cannot or will not perform each and every covenant and agreement of or by EBM in this Agreement.

          f. There is no litigation or other proceedings pending against EBM, or, to EBM's knowledge, threatened, which seeks to enjoin or prohibit the execution, delivery, or enforceability of this Agreement, or which questions EBM's authority to perform its obligations hereunder in accordance with the terms hereof,or which is likely to have a material adverse effect on the financial condition of EBM.

          g. No consent, approval, authorization or order of any Agency, other than the Office of Thrift Supervision and the FDIC, is required by the execution, delivery and performance by EBM of, or compliance by EBM with, this


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               Agreement or the consummation of the transactions contemplated by this Agreement.

     10.  Representations and Warranties of SMC.

          a. SMC is duly organized, validly existing and in good standing as a corporation under the laws of the State of Georgia and is duly qualified to transact business is or will be in compliance with the laws of each jurisdiction in which SMC does business, except where such qualification is not required or where the failure to be so qualified or remain in good standing would not have a Material Adverse Effect upon SMC or SMC's ability to perform its obligations hereunder.

          b. SMC has or will have the full power and authority to execute, deliver and perform its obligations, including but not limited to the license of Empower, under this Agreement and to enter into and consummate all transactions contemplated by this Agreement, pending regulatory approval, and has duly executed and delivered this Agreement, and assuming the due authorization, execution and delivery by EBM, this Agreement constitutes a legal, valid and binding obligation of SMC, enforceable against it in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception.

          c. The transaction contemplated by this Agreement and the performance of its obligations hereunder are in the ordinary course of SMC's business and have been duly authorized by all necessary corporate action.

          d. In the conduct of its services hereunder, SMC will comply with all applicable laws, including but not limited to the Bank Secrecy Act ("BSA") and Gramm-Leach Bliley Act ("GLBA") and will not take any actions that would constitute or lead to violations of law by EBM or ebank. SMC acknowledges its provision of services hereunder will be subject to OTS oversight and review.

          e. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of SMC's articles or bylaws or any indenture, agreement or instrument to which SMC is now a party or by which it is bound, or constitute a default (whether with notice, lapse of time or both) or result in an acceleration under any of the foregoing, or result in the violation of any law to which SMC or its property is subject.

          f. SMC can perform each and every covenant and agreement of SMC contained in this Agreement, and based upon its reasonable inquiry and


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               diligent investigation, SMC does not believe, nor does it have notice, knowledge or any reason or cause to believe, that it cannot or will not perform each and every covenant and agreement of or by SMC in this Agreement.

          g. There is no litigation or other proceedings pending against SMC, or, to SMC's knowledge, threatened, which seeks to enjoin or prohibit the execution, delivery, or enforceability of this Agreement, or which questions SMC's authority to perform its obligations hereunder in accordance with the terms hereof, or which is likely to have a material adverse effect on the financial condition of SMC.

          h. No consent, approval, authorization or order of any Agency is required by the execution, delivery and performance by SMC of, or compliance by SMC with, this Agreement or the consummation of the transactions contemplated by this Agreement.

          i. SMC will maintain all books, records and other information (the "Records") regarding the services provided by SMC pursuant to or related to this Agreement. SMC shall, upon request, furnish EBM all Records and all other information and materials reasonably requested and necessary or appropriate for EBM to evaluate SMC's performance under this Agreement. All Records and other information regarding the services provided by SMC hereunder shall be available for inspection and examination by EBM, ebank and ebank's regulatory authorities during SMC's normal business hours.

          j. SMC will maintain disaster recovery and contingency plans to protect and back-up its systems and records. SMC will immediately notify EBM in the event of any service disruptions, security breaches or other event that may interfere with or prohibit SMC from providing services or otherwise complying with its obligations hereunder.

          k. SMC will conduct periodic reviews (at least once every 12 months) of its internal controls and will provide copies of the results of each such review to EBM, as well as copies of the results of any external audits. In addition, EBM reserves the right to contract for, and SMC will fully cooperate with, an independent party's audit of SMC (e.g. an SAS 70 review).

     11.  Confidential Information. EBM and SMC agree as follows:

          a. SMC agrees, and will require its employees, officers, agents, contractors, subcontractors and representatives to protect and hold strictly confidential all information which it receives from EBM with respect to EBM's operations, its lenders, borrowers and other counterparties (the


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               "Confidential Information"). SMC will comply with EBM's privacy policies as in effect from time to time, provided however, that SMC may provide any such Confidential Information relating to EBM to any broker, trader or other third party on EBM's behalf, or to any federal, state, or other governmental agency lawfully requesting such information.

          b. Each party (the "Receiving Party") acknowledges that it, its officers or employees, may receive from the other party (the "Disclosing Party") confidential disclosures or trade secrets, ("Intellectual Property") rightfully belonging to the Disclosing Party. The Receiving Party, on behalf of itself, its officers, and its employees, agrees not to utilize the Intellectual Property other than as contemplated by this Agreement.

     12. Arbitration, Dispute Resolution. Notwithstanding the above, SMC and EBM agree that all marketing gains and losses flow to EBM. However, SMC agrees that financial losses caused by the negligence or poor performance of its employees are the responsibility of SMC and EBM agrees that financial losses caused by the negligence or poor performance if its employees are the responsibility of EBM.

               For the purpose of this Agreement, the parties agree that this transaction involves substantial interstate commerce. Except as otherwise specifically set forth below, and in lieu of rights to a jury trial and the right to assert a claim for punitive damages, attorney's fees and other matters more particularly described herein, any action, dispute, claim, counterclaim or controversy ("Dispute or Disputes") between the parties, including any claim based on or arising from an alleged tort, shall be resolved by arbitration as set forth below. The term "Disputes" shall include all actions, disputes, claims, counterclaims or controversies arising in connection with the terms of the Agreement, and action taken (or failure to take any action) in connection with any of the above, any past, present and future agreement between or among the parties, and any past, present or future transactions between or among the parties.

               All Disputes shall be submitted to binding arbitration in accordance with Title 9 of the U.S. Code and the Arbitration Rules for Commercial Arbitration (the "Rules") of the American Arbitration Association (the "AAA"). All defenses, including those defenses based on statutes of limitation, estoppels, waiver, laches, and similar doctrines, that would otherwise be applicable to any action brought by a party, shall be applicable in any such arbitration proceeding, and the commencement of an arbitration proceeding with respect to this Agreement shall be deemed the commencement of an action for such purposes.

               The arbitrator(s) may not award and the parties hereto waive any right to assert a claim, for interlocutory relief (including temporary or permanent injunctions), punitive damages, treble damages, penalties, or attorney's fees


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          and may not, without consent of the parties, consolidate the Dispute with other claims for arbitration.

               EBM and SMC shall be bound by the terms of this provision notwithstanding the termination of this Agreement.

     13. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

     14. Definitions. As used herein, defined terms shall include both the singular and plural of each such term, any reference by gender shall include the other gender unless the context clearly requires otherwise, and the terms "include" or "including" shall mean without limitation by reason of any enumeration thereof.

     15. Headings. The headings of sections and subsections hereof have been inserted for convenience of reference only and are not intended to, and shall not affect the meaning, construction or effect of this Agreement.

     16. Amendments. Changes and/or amendments to this Agreement, other than changes in EBM's policies, procedures and directions, which EBM may change unilaterally, will be made only in writing and shall not be considered effective until approved and executed by authorized officers of EBM and SMC, and which, in the case of EBM, shall be EBM's chief executive officer who shall be the only officer of EBM authorized to execute such amendments or changes.

     17. Assignment. SMC shall not assign this Agreement nor delegate its duties hereunder in any manner or by operation of law without the express written consent of EBM.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

     19. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered, three days after mailing if mailed first class, certified mail, postage prepaid to:

               To EBM: ebank Mortgage, LLC
                       2401 Lake Park Dr., Ste.200
                       Smyrna, Ga. 30080


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                       Attention: President
                       Facsimile No 770-863-3991

                       with a copy to: ebank
                       2410 Paces Ferry Road
                       Suite 190
                       Atlanta, GA 30339
                       Attention: CEO
                       Facsimile No. 770-863-9228

               To SMC: Sunshine Mortgage Corporation
                       2401 Lake Park Dr., Ste. 300
                       Smyrna, Ga. 30080
                       Attention:
                       Facsimile No. 770-437-4145

          Either party may, from time to time, change the address to which notice is to be sent

     20. Entire Agreement. This Agreement, including its Exhibit(s), sets forth the entire Agreement and understanding between EBM and SMC as to the subject matter of the Agreement.

     21. Agreement and Counterparts. This Agreement and any amendments hereto may be executed in several counterparts, and when executed, shall constitute one agreement binding upon all parties hereto, notwithstanding that all are not signatories to the original or the same counterpart.

     IN WITNESS WHEREOF, the parties to this Agreement have recorded their signatures as of the date first written above.

ebank Mortgage, LLC                     Sunshine Mortgage Corporation


By: /s/ James L. Box                    By: /s/ Gary Rhineheart
    ---------------------------------       ------------------------------------
Printed Name: James L. Box              Printed Name: Gary Rhineheart
Title: Chief Executive Officer          Title: President


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